Exhibit 11
                             DETECTION SYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


Year Ended March 31,                                2000       1999        1998
                                                    ----       ----        ----

Net income applicable to common stock             $3,468     $4,471      $1,382
                                                   =====      =====       =====
Weighted average number of shares                  6,344      6,319       5,433
                                                   =====      =====       =====
Basic earnings per share                           $0.55      $0.71       $0.25
                                                   =====      =====       =====
Shares attributable to deferred
compensation plans and stock
options and warrants                                 480        508         290
                                                    ====       ====        ====
Diluted earnings per share:                        $0.51      $0.65       $0.24
                                                    ====       ====        ====